Exhibit 99.1

News Release

_______________________________________________________________________________________________________________________

937 Tahoe Boulevard, Suite 210 | Incline Village, NV 89451

For Immediate Release

Vintage Wine Estates Net Revenue Grew 40% to $77.9 Million in First Quarter Fiscal 2023

•
Net revenue grew $22.2 million driven by double digit growth in all business segments including contributions from acquisitions; Organic net revenue grew 13%
•
DTC revenue grew 37% driven by double digit organic growth in QVC and Wine Club channels; Tasting Room traffic increased nearly 10% versus prior year
•
The acquired ACE Cider Business delivered record volume performance driven by ongoing category growth and production efficiencies achieved since acquisition
•
Net income was $0.6 million; adjusted net income was $2.7 million and adjusted EBITDA1 was $5.1 million
•
Reaffirms fiscal 2023 guidance for net revenue of approximately $300 million to $310 million and revises expected adjusted EBITDA2 to approximately $50 million to $60 million

INCLINE VILLAGE, NV, November 9, 2022 – Vintage Wine Estates, Inc. (Nasdaq: VWE and VWEWW) (“VWE” or the “Company”), one of the fastest-growing wine producers in the U.S. with an industry leading direct-to-customer platform, today reported its financial results for its first quarter ended September 30, 2022. Results include Vinesse, LLC ("Vinesse") acquired on October 4, 2021, ACE Cider, acquired on November 16, 2021, and Meier's Wine Cellars, Inc. acquired on January 18, 2022.

Pat Roney, Founder and Chief Executive Officer, commented, "Our first quarter results represent a solid start to the year as we continue to execute on our growth strategy. We delivered double digit sales growth for each of our business segments and strengthened operations while making critical investments to support our key strategic objectives. We made progress in a number of areas to improve operational efficiencies against headwinds from ongoing cost pressures and supply chain constraints. We still have some work to do and will continue to develop our infrastructure as we scale the Company. We have invested in talent, building strength in our leadership and finance teams and we are effectively integrating and growing our recently acquired brands. Overall, we are driving consumer demand for our excellent portfolio of diversified products while making smart investments to fuel growth."

First Quarter Fiscal 2023 Highlights and Financial Results Review (compared with prior-year period unless noted otherwise)

Revenue

•
Net revenue of $77.9 million was up $22.2 million, or 40%, driven by strength in all segments. Acquisitions contributed $14.9 million in net revenue for the quarter.
•
DTC revenue grew $5.6 million, or 37%, to $20.5 million driven by 17% organic growth and acquired revenue of $3.1 million. VWE's industry-leading, omnichannel DTC platform drove double digit organic growth with strong sales through QVC and Wine Club channels; Tasting Room traffic increased nearly 10% versus prior year.
•
B2B revenue increased $9.6 million, or 39%, to $34.1 million primarily driven by increased custom production activities and $4.9 million of acquired revenue.

___________________________

1 As referenced here and throughout the release, adjusted EBITDA is a non-GAAP measure. Please see related disclosures regarding the use of non-GAAP measures in this news release.

2 As referenced here and throughout the release, expected adjusted EBTIDA is a forward-looking non-GAAP measure. Please see related disclosures regarding the inability of reconciling forward-looking non-GAAP measures.

3 As referenced here and throughout the release, adjusted earnings and adjusted earnings per diluted share is a non-GAAP measure. Please see related disclosures regarding the use of non-GAAP measures in this news release.

•
Wholesale revenue increased $7.2 million, or 44%, to $23.4 million due to acquired revenue of $6.9 million. Key priority brands delivered strong marketplace performance including Bar Dog, Cherry Pie and Photograph, which outperformed the U.S Wine category. ACE Cider delivered record volume performance driven by category growth and production efficiencies achieved since acquisition.

Volume (9L equivalents; see additional volume data by segment in the attached tables)

	Three Months Ended September 30,
(in thousands)	2022	2021	Unit Change	% Change
Wholesale	539	209	330	157.9%
B2B	*	*	*	*
DTC	99	60	39	65.0%
Total case volume	638	269	369	137.2%

Higher volume was primarily due to wholesale which was driven by the ACE Cider acquisition. ACE Cider ships higher case volume of lower priced product. The increase in DTC case volume represents strong growth across channels and the acquisition of Vinesse.

*B2B segment sales are primarily not related to case volumes, therefore the Company has elected to eliminate case volumes for this segment as it would not be indicative of the underlying performance of the business.

Gross Profit and Margin

Gross profit was up $6.7 million to $30.1 million which resulted from strong revenue growth across all business segments. Gross margin was 38.7% compared with 42.1% in the prior period primarily due to increased overhead absorption.

Selling, General and Administrative Expenses (SG&A)

SG&A, which excludes amortization expense, increased $17.3 million, or 102%, to $34.2 million. The higher level of SG&A primarily represents $4.0 million of incremental SG&A from acquisitions, stock based compensation expense of $4.6 million, increased freight costs and investments in additional talent. This was an unusual quarter in the magnitude of SG&A spend. Full year fiscal 2023 SG&A is expected to be in the range of $115 to $120 million.

Operating and Net Income

Loss from operations was $4.9 million, compared with income from operations of $6.1 million in the prior year quarter. Operating loss reflected an increase in the cost of revenues and SG&A expenses as the company continues to scale the business as a public company.

Interest expense for the quarter was $3.4 million, a decrease of $0.2 million, or 6%, on lower outstanding debt balances.

Net income available to VWE common shareholders was $1.0 million, compared to $2.8 million in the prior-year period. On a per diluted share basis, net income available to VWE common shareholders was $0.02 compared to $0.05 per diluted share in the prior-year period.

Adjusted net income3 was $2.7 million, or $0.05 per diluted share.

Adjusted EBITDA

Adjusted EBITDA for the quarter was $5.1 million compared with adjusted EBITDA of $10.6 million in the prior-year quarter primarily reflecting the fully burdened cost of revenues inclusive of overhead and increased SG&A, offset by favorable product mix.

Strong Balance Sheet with Financial Flexibility

Liquidity

As of September 30, 2022, the Company had ample liquidity available for organic investments. This included $44.6 million in unrestricted cash, approximately $22.4 million available under its revolving line of credit and up to $100.0 million available under the accordion feature of the lending agreement..

VWE executed an amendment to its lending agreement that adjusted the definition of certain covenants. The Company is in compliance with all financial covenants of the amended agreement.

Capital Investments

Capital expenditures were $3.5 million for the quarter. Investments were primarily related to the new ACE Cider canning line and barrel purchases.

Fiscal Year 2023 Outlook

The Company reaffirmed fiscal year 2023 expectations for net revenue (excluding any potential fiscal 2023 acquisitions) and revised the FY23 Adjusted EBITDA to be in the ranges noted in the table below.

Guidance
FY23 Net Revenue:	$300 million to $310 million
FY23 Adjusted EBITDA:	$50 million to $60 million
FY23 Capital Expenditures:	$12 million to $15 million
FY23 Selling, General and Administrative Expenses:	$115 million to $120 million

Note regarding forward looking non-GAAP metrics: VWE cannot provide a reconciliation between its forecasted adjusted EBITDA and net revenue metrics to the nearest GAAP measure without unreasonable effort or expense due to the inherent difficulty of forecasting and providing reliable estimates for certain items. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with quarter-end and yearend adjustments. These items reside outside the Company’s control and may vary greatly between periods and could significantly impact future financial results. For more information regarding the use of non-GAAP measures, please see discussion provided under Non-GAAP Financial Measures in this news release and the Company’s filings with the SEC.

Conference Call and Webcast

The Company will host a conference call and live webcast today at 4:45 PM ET/ 1:45 PM PT, at which time management will review the Company’s first quarter financial results and strategy. The review will be accompanied by a slide presentation, which will be available on the Company’s website at https://ir.vintagewineestates.com/. A question-and-answer session will follow the formal discussion.

The conference call can be accessed by dialing 1-631-891-4304. The listen-only audio webcast can be monitored at https://ir.vintagewineestates.com/. A telephonic replay will be available from 7:45 PM ET / 4:45 PM PT on the day of the call through Wednesday, November 16, 2022, and can be accessed by dialing 1-412-317-6671 and entering the conference ID number 10020403. Alternatively, an archived webcast of the call can be found on the Company’s website in the investor relations section. A transcript of the call will be posted to the website once available.

About Vintage Wine Estates, Inc.

Vintage Wine Estates (Nasdaq: VWE and VWEWW) is a family of wineries and wines whose singular focus is producing the finest quality wines and incredible customer experiences with wineries throughout Napa, Sonoma, California’s Central Coast, Oregon and Washington State. Since its founding 20 years ago, the Company has grown to be the 14th largest wine producer in the U.S., selling more than two million nine-liter equivalent cases annually. To consistently drive growth, the Company curates, creates, stewards and markets its many brands and services to customers and end consumers via a balanced omni-channel strategy encompassing direct-to-consumer, wholesale and exclusive brand arrangements with national retailers. While VWE is diverse across price points and varietals with over 60 brands ranging from $10 to $150 USD at retail, its primary focus is on the fastest growing luxury segment of the [U.S.] wine industry with the majority of brands selling at over $15 per bottle. The Company regularly posts updates and additional information at https://www.vintagewineestates.com.

Non-GAAP Financial Measures

In addition to reporting net income/(loss) prepared in accordance with accounting principles generally accepted in the United States, VWE uses adjusted EBITDA, adjusted net income/(loss) and adjusted net income/(loss) per share to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies. Adjusted EBITDA is defined as earnings/(loss) before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, acquisition and integration costs, and certain non-cash, nonrecurring, or other items that are included in net income that VWE does not consider indicative of its ongoing operating performance. Adjusted EBTIDA margin is the ratio of adjusted EBITDA to net revenue. Adjusted net income/(loss) is defined as net income/(loss) as reported adjusted for the impacts of amortization of intangible assets, acquisition integration costs, gains or losses on disposition of assets, gain on litigation of proceeds, COVID impact, and inventory acquisition basis adjustment and also adjusted for a normalized tax rate. Adjusted net income/(loss) per share is calculated based on the weighted average shares outstanding for the period.

Adjusted EBITDA, adjusted net income/(loss) and adjusted net income/(loss) per share are not recognized measures of financial performance under GAAP. VWE believes these non-GAAP measures provide investors with additional insight into the underlying trends of VWE’s business and assist in analyzing VWE’s performance across reporting periods on a consistent basis by excluding items that VWE does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance. Adjusted EBITDA and adjusted net income have certain limitations as analytical tools, and they should not be considered in isolation or as a substitute for analysis of results as reported under U.S. GAAP. Adjusted EBITDA, adjusted net income/(loss) and adjusted net income/(loss) per share, as presented, may produce results that vary from the most comparable GAAP measure and may not be comparable with a similarly defined non-GAAP measure used by other companies.

In evaluating adjusted EBITDA, adjusted net income/(loss) and adjusted net income/(loss) per share, be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. VWE’s presentation of adjusted EBITDA and adjusted net income should not be construed as an implication that future results will be unaffected by the types of items excluded from the calculation of these non-GAAP measures.

Forward-Looking Statements

Some of the statements contained in this press release are forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”). Forward-looking statements are all statements other than those of historical fact, and generally may be identified by the use of words such as “anticipate,” “believe,” “continue,” “driving,” “estimate,” “expect,” “future,” “intend,” “may,” “making,” “outlook,” “plan,” “project,” “should,” “will,” “would” or other similar expressions that indicate future events or trends. These forward-looking statements include, but are not limited to, estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, business plans and strategies, expansion and acquisition opportunities, potential synergies from prior acquisitions, growth prospects and consumer and industry trends. These statements are based on various assumptions, whether or not identified in this news release, and on the current expectations of VWE’s management. These forward-looking statements are not intended to serve as, and should not be relied on by any investor as, a guarantee of actual performance or an assurance or definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ materially from those contained in or implied by such forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the control of VWE. Factors that could cause actual results to differ materially from the results expressed or implied by such forward-looking statements include, among others: the Company’s limited experience operating as a public company and its ability to remediate its material weakness in internal control over financial reporting and to maintain effective internal control over financial reporting, the ability of the Company to retain key personnel, the effect of economic conditions on the industries and markets in which VWE operates, including financial market conditions, rising inflation, fluctuations in prices, interest rates and market demand; risks relating to the uncertainty of projected financial information; the effects of competition on VWE’s future business; risks related to the organic and inorganic growth of VWE’s business and the timing of expected business milestones; the potential adverse effects of the ongoing COVID-19 pandemic on VWE’s business and the U.S. economy; declines or unanticipated changes in consumer demand for VWE’s products; VWE’s ability to adequately source grapes and other raw materials and any increase in the cost of such materials; the impact of environmental catastrophe, natural disasters, disease, pests, weather conditions and inadequate water supply on VWE’s business; VWE’s level of insurance against catastrophic events and losses; VWE’s significant reliance on its distribution channels, including independent distributors; potential reputational harm to VWE’s brands from internal and external sources; possible decreases in VWE’s wine quality ratings; integration risks associated with recent acquisitions; possible litigation relating to misuse or abuse of alcohol; changes in applicable laws and regulations and the significant expense to VWE of operating in a highly regulated industry; VWE’s ability to maintain necessary licenses; VWE’s ability to protect its trademarks and other intellectual property rights; risks associated with the Company’s information technology and ability to maintain and protect personal information; VWE’s ability to make payments on its indebtedness; and those factors discussed in the Company’s most recent Annual Report on Form 10-K and in subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission. There may be additional risks including other adjustments that VWE does not presently know or that VWE currently believes are immaterial that could also cause actual results to differ from those expressed in or implied by these forward-looking statements. In addition, forward-looking statements reflect VWE’s expectations, plans or forecasts of future events and views as of the date and time of this news release. VWE undertakes no obligation to update or revise any forward-looking statements contained herein, except as may be required by law. Accordingly, undue reliance should not be placed upon these forward-looking statements.

Financial Tables Follow.

Contacts:

Investors Deborah K. Pawlowski, Kei Advisors LLC dpawlowski@keiadvisors.com Phone: 716.843.3908	Media Mary Ann Vangrin MVangrin@vintagewineestates.com

Vintage Wine Estates, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2022	June 30, 2022
	(Unaudited)
Assets
Current assets:
Cash	$44,622	$45,492
Restricted cash	-	4,800
Accounts receivable, net	38,424	38,192
Other receivables	3,071	3,866
Inventories	201,940	192,102
Assets held for sale	6,553	-
Current interest rate swap asset	5,826	2,877
Prepaid expenses and other current assets	9,478	13,394
Total current assets	309,914	300,723
Property, plant, and equipment, net	228,204	236,100
Operating lease right-of-use assets	35,509	-
Finance lease right-of-use-assets	689	-
Goodwill	154,951	154,951
Intangible assets, net	62,672	64,377
Interest rate swap asset	12,555	6,280
Other assets	5,187	3,464
Total assets	$809,681	$765,895
Liabilities, redeemable noncontrolling interest, and stockholders' equity
Current liabilities:
Line of credit	$140,066	$144,215
Accounts payable	20,076	13,947
Accrued liabilities and other payables	27,867	24,204
Current operating lease liabilities	5,197	-
Current finance lease liabilities	263	-
Current maturities of long-term debt	14,738	14,909
Total current liabilities	208,207	197,275
Other long-term liabilities	6,140	6,491
Long-term debt, less current maturities	165,577	169,095
Long-term operating lease liabilities	31,637	-
Long-term finance lease liabilities	429	-
Deferred tax liability	29,952	29,979
Deferred gain	10,332	10,666
Total liabilities	452,274	413,506
Commitments and contingencies (Note 13)
Redeemable noncontrolling interest	1,282	1,663
Stockholders' equity:
Preferred stock, no par value, 2,000,000 shares authorized, and none issued and outstanding at September 30, 2022 and June 30, 2022.	-	-
Common stock, no par value, 200,000,000 shares authorized, 61,691,054 issued and 58,819,160 outstanding at September 30, 2022 and 60,461,611 issued and outstanding at June 30, 2022.	-	-
Additional paid-in capital	382,347	377,897
Treasury stock, at cost: 2,871,894 shares held at September 30, 2022 and June 30, 2022, respectively.	(26,034)	(26,034)
Retained earnings (accumulated deficit)	406	(571)
Total Vintage Wine Estates, Inc. stockholders' equity	356,719	351,292
Noncontrolling interests	(594)	(566)
Total stockholders' equity	356,125	350,726
Total liabilities, redeemable noncontrolling interest, and stockholders' equity	$809,681	$765,895

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,
	2022	2021
Net revenues
Wine, spirits and cider	$52,052	$36,287
Nonwine	25,810	19,400
	77,862	55,687
Cost of revenues
Wine, spirits and cider	34,522	20,588
Nonwine	13,192	11,662
	47,714	32,250
Gross profit	30,148	23,437
Selling, general, and administrative expenses	34,244	16,983
Amortization expense	1,811	651
Gain on litigation proceeds	(530)	-
Gain on sale of property, plant, and equipment	(452)	(340)
Income (loss) from operations	(4,925)	6,143
Other income (expense)
Interest expense	(3,381)	(3,603)
Net unrealized gain on interest rate swap agreements	9,327	1,393
Other, net	271	39
Total other income (expense), net	6,217	(2,171)
Income before provision for income taxes	1,292	3,972
Income tax provision	658	1,193
Net income	634	2,779
Net loss attributable to the noncontrolling interests	(343)	(25)
Net income attributable to Vintage Wine Estates, Inc.	977	2,804
Accretion on redeemable Series B stock	-	-
Net income allocable to common stockholders	$977	$2,804

Net earnings per share allocable to common stockholders
Basic	$0.02	$0.05
Diluted	$0.02	$0.05
Weighted average shares used in the calculation of earnings per share allocable to common stockholders
Basic	58,819,160	60,461,611
Diluted	58,819,160	60,461,611

Vintage Wine Estates, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net income	$634	$2,779
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	3,215	3,503
Non-cash operating lease expense	37	-
Amortization expense	1,978	750
Stock-based compensation expense	4,622	-
Provision for doubtful accounts	(280)	(15)
Net unrealized gain on interest rate swap agreements	(9,327)	(1,393)
(Benefit) provision for deferred income tax	(27)	-
(Gain) on disposition of assets	(118)	(6)
Deferred gain on sale leaseback	(334)	(334)
Deferred rent	(2,079)	128
Change in operating assets and liabilities (net of effect of business combinations):
Accounts receivable	48	863
Other receivables	795	(2,850)
Inventories	(8,138)	(4,671)
Prepaid expenses and other current assets	3,916	884
Other assets	(1,766)	116
Accounts payable	2,087	(3,071)
Accrued liabilities and other payables	5,532	1,356
Net change in lease assets and liabilities	1,288	-
Net cash provided by (used in) operating activities	2,083	(1,961)
Cash flows from investing activities
Proceeds from disposition of assets	-	6
Purchases of property, plant, and equipment	(3,454)	(7,792)
Label design expenditures	(95)	(59)
Net cash used in investing activities	(3,549)	(7,845)
Cash flows from financing activities
Principal payments on line of credit	(34,466)	(6,304)
Proceeds from line of credit	30,317	17,675
Outstanding checks in excess of cash	4,042	387
Principal payments on long-term debt	(3,753)	(2,482)
Principal payments on finance leases	(67)	-
Distributions to noncontrolling interest	(66)	-
Repurchase of public warrants	(172)	-
Payments on acquisition payable	(39)	(74)
Net cash (used in) provided by financing activities	(4,204)	9,202
Net change in cash and restricted cash	(5,670)	(604)
Cash and restricted cash, beginning of period	50,292	123,679
Cash and restricted cash, end of period	$44,622	$123,075
Supplemental cash flow information
Cash paid during the period for:
Interest	$3,187	$2,603
Income taxes	$-	$-
Noncash investing and financing activities:
Increase in operating lease assets and liabilities upon adoption of ASC 842	$36,776	$-
Increase in finance lease assets and liabilities upon adoption of ASC 842	$759	$-

Vintage Wine Estates, Inc.

Segment Data

($'s in thousands)

	Three months ended September 30,
Net Revenue	2022	2021	$ Change	% Change
Wholesale	$23,381	$16,203	$7,178	44.3%
Direct to Consumer	20,497	14,915	5,582	37.4%
Business to Business	34,084	24,467	9,617	39.3%
Corporate and Other/ Non-Allocable	(100)	102	(202)	*
Total	$77,862	$55,687	$22,175	39.8%

* Not meaningful

	Three months ended September 30,
Operating Income	2022	2021	Dollar Change	Percent Change
Wholesale	$1,828	$4,188	$(2,360)	(56.4%)
Direct to Consumer	2,355	2,539	(184)	(7.2%)
Business to Business	12,761	7,514	5,247	69.8%
Corporate and Other/ Non-Allocable	(21,869)	(8,098)	(13,771)	170.1%
Total	$(4,925)	$6,143	$(11,068)	(180.2%)

	Three Months Ended September 30,
(in thousands)	2022	2021	Unit Change	% Change
Wholesale	539	209	330	157.9%
B2B	*	*	*	*
DTC	99	60	39	65.0%
Total case volume	638	269	369	137.2%

*B2B segment sales are primarily not related to case volumes, therefore the Company has elected to eliminate case volumes for this segment as it would not be indicative of the underlying performance of the business.

Vintage Wine Estates, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months Ended
(in thousands)	September 30, 2022	September 30, 2021
Net income	$634	$2,779
Interest expense	3,381	3,603
Income tax provision	658	1,193
Depreciation	3,215	3,623
Amortization	1,811	531
Stock-based compensation expense	4,622	-
Net unrealized gain on interest rate swap agreements	(9,327)	(1,393)
Gain on disposition of assets	(118)	(340)
Deferred rent adjustment	-	128
Acquisition integration costs	391	-
Deferred gain on sale leaseback	(334)	-
Gain on litigation proceeds	(530)	-
Inventory acquisition basis adjustment	663	437
Adjusted EBITDA	$5,066	$10,561
Revenue	$77,862	$55,687
Adjusted EBITDA margin	6.5%	19.0%

Reconciliation of Net Income to Adjusted Net Income

(Unaudited, in thousands, except per share data)

	Three Months Ended
	September 30, 2022	September 30, 2021
Net income	$634	$2,779
Amortization of intangible assets	1,705	531
Acquisition integration costs	391	-
(Gain)/loss on disposition of assets	(118)	(340)
Inventory acquisition basis adjustment	663	437
Tax effect of above	(555)	(132)
Non-GAAP net income	2,721	3,275
Non-GAAP net income per diluted share	$0.05	$0.05